UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14C
(Rule 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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B.H.I.T. Inc.
(Name of Registrant as Specified In Its Charter)

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B.H.I.T. Inc.
____________
2255 Glades Road
Suite 342-W
Boca Raton, Florida 33431

PRELIMINARY COPY

___________, 2009

Dear Fellow Stockholders:

Our board of directors and the holders of a majority of our outstanding shares have approved amendments to BHIT’s certificate of incorporation to

•	change the name of the company to Banyan Rail Services Inc.,
•	authorize 1.0 million shares of preferred stock, and
•	effectuate a one-for-ten reverse stock split of BHIT’s common stock.

Our board believes that these amendments to the certificate of incorporation are in the best interests of BHIT and our stockholders.  Recently, we acquired The Wood Energy Group, Inc., a railroad tie reclamation and disposal company.  The new name will reflect our new business.  The authorization of preferred stock will afford the company greater flexibility in seeking capital and potential acquisition targets and we believe the increased per share market price of our common stock resulting from the reverse stock split may increase the marketability and liquidity of our common stock.

The attached information statement contains a more detailed description of the amendments to our certificate of incorporation and I encourage you to read it thoroughly.

Sincerely,

Gary O. Marino
Chairman and Chief Executive Officer

2

B.H.I.T. Inc.
____________

Information Statement

This information statement is being furnished to BHIT’s stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Exchange Act), and the related rules and regulations. Our board of directors and the holders of a majority of our outstanding shares of common stock have approved amendments to our certificate of incorporation to change the name of the company to Banyan Rail Services Inc., authorize 1.0 million shares of blank check preferred stock, and effectuate a one-for-ten reverse stock split of our common stock.  Accordingly, your consent is not required and is not being solicited in connection with this action. We are not asking you for a proxy and you are requested not to send us a proxy.

Our board of directors has fixed the close of business on <record date> as the record date for the determination of stockholders who are entitled to receive this information statement. There were [29,171,385] shares of our common stock issued and outstanding on the record date. We anticipate that this information statement will be mailed on or about [_____________], 2009 to all stockholders of record as of the record date.

Amendments to Our Certificate of Incorporation

Our board of directors and the holders of a majority of our outstanding shares have approved an amendment to our certificate of incorporation to change the name of the company to Banyan Rail Services Inc., authorize 1.0 million shares of blank check preferred stock, and effectuate a one-for-ten reverse stock split of our common stock by amending Article First and Third of our certificate of incorporation in their entirety as follows:

FIRST:                    The name of the Corporation is Banyan Rail Services Inc.

THIRD:                  (a)           Authorized Capital Stock.  The aggregate number of shares of all classes of stock that the Corporation is authorized to issue is 76,000,000 shares, consisting of:

(i)           75,000,000 shares of common stock, par value $0.01 per share (collectively, the “Common Stock”); and

(ii)           1,000,000 shares of serial preferred stock, par value $0.01 per share (collectively, the “Preferred Stock”).

(b)           Common Stock.

(i) Powers, Preferences and Rights.  Except as may otherwise be provided by this Certificate of Incorporation, as may be amended from time to time by resolutions of the Board of Directors designating a class or series of Preferred Stock pursuant to Section 3(c) hereof (this “Certificate of Incorporation”), or by the Delaware General Corporation Law, the powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical.

(ii) Voting Rights.  Except as may otherwise be provided by this Certificate of Incorporation or by the Delaware General Corporation Law, (A) all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock and (B) each holder of Common Stock shall be entitled to one vote for each share held of record on the applicable record date on all matters presented for a vote of the stockholders of the Corporation, including, without limitation, the election of directors.

(iii) Dividends.  Except as may otherwise be provided by this Certificate of Incorporation or by the Delaware General Corporation Law, if, as and when dividends on the Common Stock are declared payable from time to time by the Board of Directors out of funds legally available therefor as provided in this Section 3(b)(iii), whether payable in cash, property, stock or other securities, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends.

(iv) Liquidating Distributions.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any sale or conveyance of all or substantially all of the assets of the Corporation, after payment or provision for payment of all the liabilities of the Corporation and the expenses of liquidation, and after the holders of the Preferred Stock shall have been paid in full the amounts, if any, to which they are entitled or a sum sufficient for such payment in full shall have been set aside, the remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Common Stock in accordance with their respective rights and interests.  For the purpose of this Section 3(b)(iv), a merger, consolidation, sale or conveyance shall not be deemed to be a liquidation or winding up of the Corporation unless the transaction provides for the cessation of the business of the Corporation.

(c)           Preferred Stock.

(i) Designations by Board of Directors.  The Preferred Stock may be issued from time to time in one or more classes or series with such voting rights, full or limited, or without voting rights, and with such designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions as are stated herein and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinafter prescribed.

(ii) Terms of the Preferred Stock.  Subject to the rights of the holders of the Common Stock, authority is hereby expressly granted to and vested in the Board of Directors or any designated committee thereof to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings to fully effectuate the issuance and redemption of any such Preferred Stock and, with respect to each class or series of Preferred Stock, to fix and state from time to time, by resolution or resolutions providing for the issuance thereof, the following:

(A) the number of shares to constitute the class or series and the designations thereof;

(B) whether the class or series is to have voting rights, full or limited, or to be without voting rights;

(C) the preferences and relative, participating, optional or special rights, if any, and qualifications, limitations or restrictions thereof, if any, of the class or series;

(D) whether the shares of the class or series will be redeemable and, if redeemable, the redemption price or prices and the time or times at which, and the terms and conditions upon which, such shares will be redeemable and the manner of redemption;

(E) whether the shares of the class or series will be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking funds are to be established, the annual amount thereof and the terms and conditions relative to the operation thereof;

(F) the dividend rate, whether dividends are payable in cash, stock or otherwise, the conditions upon which and the times when such dividends are payable, the preference or relation to the payment of dividends on any other class or series of stock, whether or not such dividends will be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends will accumulate;

(G) the preferences, if any, and the amounts thereof that the holders of the class or series will be entitled to receive upon the voluntary or involuntary dissolution, liquidation or winding up of, or upon any distribution of the assets of, the Corporation;

(H) whether the shares of the class or series will be convertible into, or exchangeable for, the shares of any other class or classes, or of any other series of the same or any other class or classes, of stock of the Corporation and the conversion price or prices, or ratio or ratios, or rate or rates, at which such conversion or exchange may be made, with such adjustments, if any, as shall be expressed or provided for in such resolution or resolutions; and

(I) such other special rights and protective provisions with respect to the class or series as the Board of Directors or any designated committee thereof may deem advisable.

The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.  The Board of Directors or any designated committee thereof may from time to time increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized but unissued shares of Preferred Stock not designated for any other class or series thereof.  The Board of Directors or any designated committee thereof may from time to time decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series any unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

(d)           Reverse Stock Split. Each outstanding share of Common Stock as of [________________], 2009 (the “Split Date”) shall be exchanged for 1/10 of a share of Common Stock. Each certificate that prior to the Split Date represented shares of Common Stock shall then represent the number of shares of Common Stock into which such shares are split hereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which such person is entitled.  No new certificates representing fractional shares will be issued.  Instead, each share of stock that would otherwise be converted into fractional shares as a result of the stock split will be rounded to the nearest whole share.

The Name Change
On September 4, 2009, we completed the acquisition of The Wood Energy Group, Inc., a railroad tie reclamation and disposal company.  The change of our name to “Banyan Rail Services Inc.” will reflect this new business.

The Blank Check Preferred Stock
“Blank check” preferred stock means that our board of directors will have broad authority to determine the series, rights, preferences and limitations associated with the shares, without having to seek a vote of our stockholders.  The holders of any series of preferred stock issued in the future will be entitled to such voting rights as may be specified by the board.

Effect of the Blank Check Preferred Stock
The issuance of blank check preferred stock may have a dilutive effect on holders of our common stock since the blank check preferred stock may convert into shares of our common stock. In a liquidation, holders of preferred stock may be entitled to receive a certain amount per share of preferred stock before holders of common stock receive any distribution.  In addition, holders of preferred stock may be entitled to a certain number of votes per share of preferred stock and these votes may dilute the voting rights of holders of common stock when BHIT seeks to take corporate action.  Preferred stock may also be issued with certain preferences over holders of common stock with respect to dividends or the power to approve the declaration of a dividend.

A new class of preferred stock could have an anti-takeover effect. The issuance of preferred stock may discourage, delay or prevent a takeover of BHIT.  When our board of directors determines it is in the best interest of our stockholders and company, preferred shares may be used to create voting or other impediments or to discourage persons seeking to gain control of BHIT. Our ability to issue shares of preferred stock may, under certain circumstances, make it more difficult for a third party to gain control of the company (by means of a tender offer), prevent or substantially delay a change of control, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock. Preferred shares also could be privately sold to purchasers favorable to the board in opposing such action.  In addition, the board may authorize holders of a series of preferred stock to vote either separately as a class or with the holders of our common stock on any merger, sale or exchange of assets by the company or any other extraordinary corporate transaction.  The issuance of new preferred shares also may be used to entrench current management or deter an attempt to replace the board by diluting the number or rights of shares held by individuals seeking to gain control of BHIT by obtaining a certain number of seats on the board.

The creation of the preferred stock will afford us greater flexibility in seeking capital and potential acquisition targets.  Our certificate of incorporation currently only permits BHIT to issue shares of common stock. This, we believe, has limited our options in raising additional capital. The authorization of one or more series of preferred stock will allow the board the widest possible latitude in setting the terms of preferred stock that may be issued in the future. BHIT will, therefore, be afforded flexibility in seeking additional financing, as the board deems appropriate in the exercise of its reasonable business judgment. We currently have no commitments or plans for the issuance of any shares of preferred stock.

The Stock Split
After the stock split, the per share market price of our common stock will likely increase and the public float of our common stock will decrease.  This increased per share market price may increase the attractiveness of our common stock to potential investors and the financial community.  In addition, we feel the stock split will help us meet the requirements to list our common stock on the NASDAQ Stock Market or other exchange.  Of course we cannot guarantee that our stock price will increase in proportion to the split (or at all) or that our stock will qualify for listing on an exchange.

The number of BHIT’s authorized shares of common stock will not be affected by the stock split.  Thus, the ability of the board of directors to issue authorized and unissued shares of common stock without further stockholder action will significantly increase.  Our board of directors believes the availability of additional authorized but unissued shares of common stock will provide BHIT with the flexibility to issue stock for a variety of corporate purposes, including corporate financing, public or private offerings of our stock and future acquisitions. Other than for funding possible acquisitions and raising capital, our board has no plans, proposals, agreements or understandings, written or otherwise, for any transaction that would require the issuance of additional shares of common stock.

The stock split may not have any of the desired consequences described above.  The liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the stock split.  Although our board believes that a higher stock price may help generate investor interest, there is no guarantee that the stock split will result in a per share price that is attractive to investors.  Further, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our common stock. In addition, the issuance in the future of additional shares may have the effect of diluting the earnings per share and the book value per share, as well as the stock ownership and voting rights of currently outstanding shares of common stock.

Effect of the Stock Split
After the stock split, each stockholder will own a reduced number of shares of BHIT’s common stock.  Without taking into account any fractional shares that will be rounded to the nearest whole share as described below, based on the number of shares outstanding as of the record date, there will be approximately [2,917,139] shares of common stock issued and outstanding after the stock split.  The stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership in the company, except for adjustments that may result from the treatment of fractional shares.  The proportionate voting rights and other rights and preferences of our stockholders will not be affected by the stock split (other than rounding in lieu of fractional shares).

The reverse stock split will reduce the number of shares of common stock issuable under our series A convertible debentures and upon exercise or conversion of our outstanding stock options in proportion to the exchange ratio of one-for-ten and will affect a proportionate increase in the exercise price of the outstanding stock options.   The number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded up or down to the nearest whole share and no cash payment will be made for any fractional shares resulting from the stock split.

The conversion of the shares of our common stock under the stock split will occur on the effective date of the stock split, or split date, at a rate of one new share for every ten existing shares of our common stock.

Fractional Shares
No fractional shares will be issued as a result of the stock split.  Instead, BHIT will round each on-half share or greater resulting from the split up to the nearest whole share.  Any less than one-half share of common stock resulting from the stock split will be rounded down to the nearest whole share.

Important Federal Income Tax Consequences of the Stock Split
The following description of the federal income tax consequences of the reverse stock split is based on existing U.S. federal income tax law, which may change, even retroactively.  Our analysis is not binding on the Internal Revenue Service, or IRS, and we cannot guarantee that the IRS or the courts will not adopt a position that is contrary to the statements contained in this information statement.  This disclosure does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances, and many stockholders may be subject to special tax rules.  In addition, this information statement does not discuss any state, local, foreign, or other tax considerations.  You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

Our analysis also assumes that you are one of the following:  (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation.  Our conclusions also assume that you have held and will continue to hold your shares as capital assets for investment purposes under the tax code.

We believe that the reverse stock split should be treated as a tax-free “recapitalization” for federal income tax purposes.  This should result in no material federal income tax consequences to BHIT.  If you continue to hold new shares after the stock split, you should not recognize any gain or loss in the split, and you should have the same adjusted tax basis and holding period in your new stock as you had in your stock immediately prior to the stock split.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up or down to the nearest whole share, it is unlikely that stockholders would be treated as if BHIT had redeemed any fractional share interest.  It is therefore unlikely that rounding up fractional shares would result in any gain or loss as a result of the reverse stock split.  BHIT should not recognize gain or loss as a result of the stock split.

Timing of the Amendments to Our Certificate
The name change, authorization of blank check preferred stock and the reverse stock split will become effective on the day of filing the certificate of amendment to our certificate of incorporation with the Delaware Secretary of State. Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendments to our certificate of incorporation may not be filed until twenty calendar days after the mailing of this information statement to our stockholders. We anticipate filing the amendments immediately following the expiration of the twenty-day waiting period. However, our board of directors retains discretion under Delaware law not to implement the amendments. If our board exercises this discretion, the name change, authorization of blank check preferred stock and reverse stock split will not be effected.

Approval of the Amendments to Our Certificate
On September 18, 2009, our board of directors, believing it to be in the best interests of BHIT and our stockholders, approved the proposed amendments to our certificate of incorporation and recommended adoption of the amendments to our stockholders. Delaware law permits the holders of a majority of our outstanding shares to approve the amendments by written consent without holding a meeting. To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendments by written consent. On September 25, 2009, the holders of an aggregate of 1,619,000 shares of our common stock, which represented approximately 55.5% of the shares entitled vote on the amendments to the certificate, consented in writing without a meeting to the amendments. As a result, no further votes are required.

Stock Certificates
Stockholders will not be required to exchange their certificates as a result of the name change and stock split.  However, stockholders may exchange certificates if they so choose.  Stockholders desiring new certificates representing the new name of the company and the shares of BHIT to which they are entitled after the stock split may submit their existing stock certificates to our transfer agent, Computershare Trust Company, 250 Royall Street, Canton, MA 02021.  Any stock certificates existing before the split date and not exchanged will automatically represent the number of shares to which the stockholder is entitled after the split date.

New Trading Symbol
Our common stock is currently quoted on the OTC Bulletin Board, or OTCBB, under the symbol “BHIT.OB.” After the effective date of the amendments to the certificate of incorporation, our common stock will be reported on the OTCBB under a symbol that we will announce at a later date.

Security Ownership of
Management and Significant Stockholders

The following table lists the stock ownership of our directors, executive officers and significant stockholders as of September 25, 2009.

Name and Address	Shares		Stock Options	Debentures(1)	Total	Percentage

Gary O. Marino 2255 Glades Road Suite 342-W Boca Raton, FL 33431	1,460,613	(2)	750,000	500,000	2,710,613	8.9%
Paul S. Dennis 16330 Vintage Oaks Lane Delray Beach, FL 33484	2,231,250		750,000	2,000,000	4,981,250	15.6%
Harvey J. Polly 2901 South Ocean Blvd. Penthouse 5 Highland Beach, FL 33487	2,486,250	(3)	500,000	—	2,986,250	10.1%
Bennett Marks 2255 Glades Road Suite 342-W Boca Raton, FL 33431	261,354		500,000	—	761,354	2.6%
C. Lawrence Rutstein 2255 Glades Road Suite 342-W Boca Raton, FL 33431	281,454		125,000	250,000	656,454	2.2%
Greg Smith 2016 Kingspointe Drive Chesterfield, MO 63005	1,666,667		—	1,000,000	2,666,667	8.8%
Andy C. Smith 868 South Allis Rd. Wilmar, AK 71675	1,666,667		—	1,000,000	2,666,667	8.8%
All directors and executive officers as a group (7 individuals)	10,054,255		2,625,000	4,750,000	17,429,255	47.7%

(1)	Indicates the shares of common stock issuable under the Series A Convertible Debentures.
(2)	Shares held by Patriot Equity, LLC, a limited liability company of which Mr. Marino is the sole member.
(3)	Includes 100,000 shares beneficially owned by Mr. Polly’s wife.

Other Matters

Cost of this Information Statement
The entire cost of furnishing this information statement will be borne by BHIT. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.

Appraisal Rights
There are no appraisal rights for any stockholder who dissents from approval of the amendments to our certificate of incorporation under our governing documents.  Also, we have concluded that there are no appraisal rights for any stockholder who dissents from approval of the amendments to our certificate of incorporation under Delaware corporation law.  We refer you, however, to §262 of Delaware general corporation law which proscribes the rights of stockholders to dissent.  There may be other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.  Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon
None of our officers or directors or their respective affiliates has any substantial interest in the amendments to our certificate of incorporation. Our directors all support and voted in favor of the amendments.

Where You Can Find More Information
We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, such as our annual report, and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

Gary O. Marino
Chairman and Chief Executive Officer